Exhibit 99.1
N e w s R e l e a s e Chesapeake Energy Corporation P. O. Box 18496 Oklahoma City, OK 73154

FOR IMMEDIATE RELEASE
JULY 7, 2008

CONTACTS:
JEFFREY L. MOBLEY, CFA SENIOR VICE PRESIDENT – INVESTOR RELATIONS AND RESEARCH (405) 767-4763 jeff.mobley@chk.com	JENNIFER M. GRIGSBY SENIOR VICE PRESIDENT, TREASURER AND CORPORATE SECRETARY (405) 879-9225 jennifer.grigsby@chk.com

CHESAPEAKE ENERGY CORPORATION ANNOUNCES THE APPOINTMENT OF
V. BURNS HARGIS TO CHESAPEAKE’S BOARD OF DIRECTORS

OKLAHOMA CITY, OKLAHOMA, JULY 7, 2008 – Chesapeake Energy Corporation (NYSE:CHK) today announced the appointment of V. Burns Hargis to the Chesapeake Board of Directors effective September 15, 2008, to serve until the 2009 annual meeting of shareholders when he will stand for election by Chesapeake’s shareholders.  Mr. Hargis currently serves as the President of Oklahoma State University and the OSU System.

Mr. Hargis was named the 18th President of Oklahoma State University and the OSU System in December 2007 and took office on March 10, 2008.  OSU is one of the nation’s most preeminent land-grant university systems with more than 32,500 students, 7,400 employees and campuses located in Stillwater, Tulsa, Oklahoma City and Okmulgee.  Before being named OSU President, Mr. Hargis had a long and distinguished legal and business career.  He was Vice Chairman of the Bank of Oklahoma from 1997 to 2008 and before joining the Bank of Oklahoma, he practiced law in Oklahoma City for 28 years, most recently with the firm of McAfee & Taft.

Mr. Hargis graduated from Oklahoma State University in 1967 with a degree in accounting and received his juris doctorate degree from the University of Oklahoma School of Law in 1970.  In 1967, Mr. Hargis entered the United States Army as a Commissioned 2nd Lieutenant, Military Intelligence, and was honorably discharged as a Captain, U.S. Army Reserves, in 1977.  Mr. Hargis is a former president of the Oklahoma County Bar Association, former president of the Oklahoma Bar Foundation and is a Fellow of the American Bar Foundation.

Mr. Hargis previously served as vice-chairman of the Oklahoma State Election Board, the Oklahoma Constitutional Revision Commission, chairman of the Oklahoma Commission for Human Services, chairman of the Board of Regents for the Oklahoma Agricultural and Mechanical Colleges of Oklahoma State University and a member of the Commission of the North Central Association of Colleges and Schools.  Mr. Hargis was a candidate for the Republican nomination for Governor of Oklahoma in 1990 and is also familiar to many Oklahomans for his role on the award-winning television program “Flashpoint”.

With the addition of Mr. Hargis, Chesapeake’s Board now has nine members. Management is represented by Aubrey K. McClendon, the company’s co-founder, Chairman and Chief Executive Officer.  Other Board members are Richard K. Davidson of Bonita Springs, Florida; Frank Keating of Washington, D.C.; Breene M. Kerr of Blue Hill, Maine; Charles T. Maxwell of Bronxville, New York; Pete Miller of Houston, Texas; Don Nickles of Washington, D.C. and Frederick B. Whittemore of New York City.  Mr. Hargis will serve on the Audit Committee of the Board.

Management Comments

Aubrey K.  McClendon said of Mr. Hargis’ appointment, “We are extremely proud to have Burns join Chesapeake’s Board.  I have known Burns for over 15 years and have appreciated and respected Burns’ business, civic and philanthropic leadership in Oklahoma.  I believe Burns’ vast experience and knowledge of our industry’s economic and political environments will be of great benefit to Chesapeake, our Board and our shareholders.  We are very honored to announce his appointment to Chesapeake’s Board.”

Chesapeake Energy Corporation is the third-largest producer of natural gas in the U.S.  Headquartered in Oklahoma City, the company's operations are focused on exploratory and developmental drilling and corporate and property acquisitions in the Fort Worth Barnett Shale, Fayetteville Shale, Haynesville Shale, Mid-Continent, Appalachian Basin, Permian Basin, Delaware Basin, South Texas, Texas Gulf Coast and Ark-La-Tex regions of the United States. Chesapeake’s Internet address is www.chk.com.